UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2023

INDUS REALTY TRUST, INC.

(Exact name of registrant as specified in charter)

Maryland	06-0868496
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

(Commission File Number)	1-12879

641 Lexington Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code	(212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	INDT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On February 22, 2023, INDUS Realty Trust, Inc., a Maryland corporation (the “Company”), IR Parent, LLC, a Delaware limited liability company (“Parent”), and IR Merger Sub II, Inc., a Maryland corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”). Upon completion of the Merger, the Company will survive as a wholly-owned subsidiary of Parent and the separate corporate existence of Merger Sub will cease. The Merger and the other transactions contemplated by the Merger Agreement were approved and declared advisable by the board of directors of the Company (the “Company Board”). The Parent Parties are affiliates of GIC Real Estate, Inc., a global institutional investor, and Centerbridge Partners, L.P. a private investment management firm (together, the “Sponsors”).

Merger Consideration

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Merger Effective Time”), each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that is issued and outstanding immediately prior to the Merger Effective Time will be automatically cancelled and converted into the right to receive an amount in cash equal to $67.00 per share (the “Merger Consideration”), without interest. The Merger Consideration will also be increased by an amount per share of Company Common Stock, in cash (rounded to the nearest whole cent), if any, equal to the sum of (1) the cash amount per share of Company Common Stock equal to the most recently declared regular quarterly cash dividend of the Company permitted by the terms of the Merger Agreement as of the date prior to the closing date of the Merger (the “Closing Date” and such dividend, the “Final Dividend”), if the record date for the Final Dividend is after the closing of the Merger, plus (2)(A) the cash amount per share of Company Common Stock equal to the Final Dividend, multiplied by (B)(I) the number of days between the first day following the end of the quarterly period for which the Final Dividend was declared, if any, and the day prior to the Closing Date, divided by (C) 90, rounded to the nearest whole cent, without duplication for any period.

Notwithstanding the foregoing, each issued and outstanding share of Company Common Stock held by the Company or any of its subsidiaries (the “Acquired Companies”) as of the Merger Effective Time will be automatically retired and will cease to exist, and no consideration will be paid, nor will any right inure or be made with respect to such shares of Company Common Stock in connection with or as a consequence of the Merger.

Each issued and outstanding share of Company Common Stock held by the Parent Parties or any of their respective affiliates that are issued and outstanding as of the Merger Effective Time will be unaffected by the Merger (and no consideration will be paid, nor will any right inure or be made with respect to such shares of Company Common Stock in connection with or as a consequence of the Merger) and will remain issued and outstanding as one share of common stock of the entity surviving the Merger.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, immediately prior to the Merger Effective Time, the outstanding warrant to purchase Company Common Stock (the “Company Warrant”) will be automatically cancelled and terminated and converted into the right to receive from the entity surviving the Merger (the “Surviving Entity”) an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock underlying the Company Warrant immediately prior to the Merger Effective Time by (y) an amount equal to the Merger Consideration less the per share exercise price of the Company Warrant, less applicable withholding taxes (if any); provided, however, that in the event the applicable per share exercise price of the Company Warrant is greater than the Merger Consideration, the Company Warrant will be cancelled without consideration.

Company Compensatory Awards

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, immediately prior to the Merger Effective Time:

•	each outstanding and unexercised option to purchase shares of Company Common Stock (a “Company Option”) will be cancelled and terminated and converted into the right to receive from the Surviving Entity an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock underlying such Company Option immediately prior to the Merger Effective Time by (y) an amount equal to the Merger Consideration less the per share exercise price of such Company Option, less any applicable withholding taxes, which shall be payable (i) in the case of any Company Option (A) that is vested as of immediately prior to the Merger Effective Time, (B) which vests by its terms solely as a result of the Merger, (C) was granted prior to January 1, 2023 or (D) is held by a non-employee director of the Company, as soon as administratively practicable following the Merger Effective Time, and (ii) in the case of any other Company Option, as soon as administratively practicable following the date(s) on which such Company Option would have vested, if and only if such holder remains continuously employed by the Surviving Entity or its subsidiaries through such vesting date(s);

•	each outstanding award of restricted stock units with respect to Company Common Stock (other than performance-based restricted stock units) (a “Company RSU Award”) will be cancelled and terminated and converted into the right to receive from the Surviving Entity an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock underlying such Company RSU Award immediately prior to the Merger Effective Time by (y) the Merger Consideration, less any applicable withholding taxes, which shall be payable (i) in the case of any Company RSU Award (A) that is vested as of immediately prior to the Merger Effective Time, (B) which vests by its terms solely as a result of the Merger, (C) was granted prior to January 1, 2023 or (D) is held by a non-employee director of the Company, as soon as administratively practicable following the Merger Effective Time, and (ii) in the case of any other Company RSU Award, as soon as administratively practicable following the date(s) on which such Company RSU Award would have vested, if and only if such holder remains continuously employed by the Surviving Entity or its subsidiaries through such vesting date(s); and

•	each outstanding award of performance-based vesting restricted stock units with respect to Company Common Stock (a “Company PSU Award”) will be cancelled and terminated and converted into the right to receive from the Surviving Entity an amount in cash, if any, equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Company PSU Award (determined assuming that the applicable performance goals have been achieved at the greater of “Target” and “actual” level of performance achievement as of the Merger Effective Time) by (y) the Merger Consideration, less any applicable withholding taxes, which shall be payable as soon as administratively practicable following the Merger Effective Time.

The Company’s Long-Term Incentive Plans (as defined in the Merger Agreement) will be terminated effective as of the Merger Effective Time, subject to the consummation of the Merger.

Closing Conditions

The consummation of the Merger is subject to certain customary closing conditions, including, among others, the approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Stockholder Approval”), the clearance by the Committee on Foreign Investment in the United States and the approval by the European Commission under Council Regulation (EC) No. 139/2004 (as amended). The obligations of the parties to consummate the Merger are not subject to any financing condition or the receipt of any financing by the Parent Parties. The Merger Agreement provides that, unless Parent otherwise agrees in writing, the closing of the Merger will not occur prior to May 23, 2023.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its business in the ordinary course consistent with past practice, subject to certain exceptions, during the period between the execution of the Merger Agreement and the consummation of the Merger. The Merger Agreement also requires the Company to convene and hold a stockholders’ meeting for the purpose of obtaining the Stockholder Approval (as defined in the Merger Agreement).

Prohibition on Solicitations of Transactions

The Company has agreed to immediately cease any activities, solicitations, discussions, or negotiations with any person with respect to any Competing Proposal or Inquiry (each as defined in the Merger Agreement) and not, directly or indirectly, to solicit, initiate, provide any non-public information in response to, or knowingly facilitate any Inquiry or the making of any proposal that constitutes, or could reasonably be expected to lead to, a Competing Proposal or enter into any Alternative Acquisition Agreement (as defined in the Merger Agreement). Prior to obtaining Stockholder Approval, the Company may, upon receipt of a bona fide written Competing Proposal that constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined in the Merger Agreement), participate or engage in discussions or negotiations with, or furnish information relating to any of the Acquired Companies to, a person or group of persons making such a Competing Proposal.

Prior to obtaining the Stockholder Approval, the Company Board may, in certain circumstances, effect an Adverse Recommendation Change (as defined in the Merger Agreement) and/or terminate the Merger Agreement, subject to complying with specified notice requirements to Parent and other conditions set forth in the Merger Agreement, including paying a Company Termination Fee (defined below) in specified circumstances, as described below.

Termination of the Merger Agreement; Termination Payment

The Merger Agreement contains customary termination rights, including the right of either party to terminate the Merger Agreement if the Merger has not been completed by 11:59 p.m. (Eastern time) on November 22, 2023 (the “Outside Date”), if any Governmental Authority of competent jurisdiction has issued a final, non-appealable order permanently restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement, or the Stockholder Approval has not been obtained upon a vote taken at the stockholders’ meeting or any adjournment or postponement thereof. The Merger Agreement also may be terminated by the Company under certain circumstances, including if, prior to obtaining the Stockholder Approval and after following certain procedures and adhering to certain restrictions, the Company Board effects an Adverse Recommendation Change in connection with a Superior Proposal and the Company pays the Parent the Company Termination Payment or due to certain uncured material breaches of the Merger Agreement by Parent. In addition, Parent may terminate the Merger Agreement under certain circumstances and subject to certain restrictions, including if, prior to obtaining the Stockholder Approval, the Company Board effects an Adverse Recommendation Change or due to certain uncured material breaches of the Merger Agreement by the Company.

In certain specified circumstances further described in the Merger Agreement, in connection with the termination of the Merger Agreement, the Company will be required to pay Parent a termination fee of $24.4 million (the “Company Termination Payment”), including if Parent terminates the Merger Agreement after the Company Board makes an Adverse Recommendation Change or if the Company terminates the Merger Agreement to enter into an alternative acquisition agreement with respect to a Superior Proposal.

In addition, in certain specified circumstances further described in the Merger Agreement, in connection with the termination of the Merger Agreement, Parent will be required to pay the Company a termination fee of $62.8 million (the “Parent Termination Payment”) upon termination of the Merger Agreement, including if the Company terminates the Merger Agreement as a result of an uncured material breach of the Merger Agreement by the Parent Parties, or as a result of the Parent Parties’ failure to close when otherwise obligated pursuant to the Merger Agreement.

Dividends

Pursuant to the terms of the Merger Agreement, the Company may declare and pay regular quarterly dividends for the first and second quarters of fiscal year 2023, in each case, subject to certain limitations. Thereafter, the Company may not pay dividends, except as necessary to preserve its tax status as a real estate investment trust or to avoid the imposition of income or excise taxes, subject to certain limitations.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide stockholders with information regarding its terms. It is not intended to provide any other factual or financial information about the Company, the Parent Parties or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties, covenants and agreements contained in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Parent Parties or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, the Parent Parties and their respective affiliates or businesses and the transactions contemplated by the Merger Agreement, each of which will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the Securities and Exchange Commission (“SEC”).

Commitments and Guarantees

The Parent Parties have obtained equity commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which will be sufficient for Parent and/or Merger Sub to pay all amounts the Parent Parties may be obligated to pay pursuant to the Merger Agreement or the Merger, including the aggregate Merger Consideration and all related fees and expenses.

Certain entities affiliated with Parent and the Sponsors have committed to fund Parent and/or Merger Sub, prior to or substantially concurrently with the Closing, with aggregate equity contributions in an amount equal to $976 million, subject to the terms and conditions set forth in such equity commitment letters, each dated as of February 22, 2023 (together, the “Equity Commitment Letters”).

In addition, certain affiliates of Parent and the Sponsors have entered into guarantees for certain other payment obligations of the Parent Parties under the Merger Agreement in favor of the Company (the “Limited Guarantees”), up to an aggregate amount equal to the Parent Termination Fee, plus certain other payment amounts, subject to the terms and conditions of the Limited Guarantees.

Item 7.01	Regulation FD Disclosure.

On February 22, 2023, the Company issued a press release announcing the execution of the Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 7.01 of this report, including the information in Exhibit 99.1 attached to this report, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this report, including the information in Exhibit 99.1 attached to this report, shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933, as amended.

Item 8.01	Other Events

Voting Agreements

Concurrently with the execution and delivery of the Merger Agreement, (i) each of Michael Gamzon, Rebecca Gamzon, Frederick M. Danziger, and Lucy C. Danziger, in their individual capacities and as trustees of certain trusts named therein (collectively, the “C&E Stockholders”) entered into separate voting agreements (the “C&E Voting Agreements”) with Parent, and (ii) certain affiliates of Conversant Capital LLC (the “Conversant Stockholders” and together with the C&E Stockholders, the “Subject Stockholders”) entered into a voting agreement (the “Conversant Voting Agreement” and together with the C&E Voting Agreements, the “Voting Agreements”) with Parent.

Pursuant to the terms of the Voting Agreements, each C&E Stockholder agreed, among other things, to vote certain issued and outstanding Company Common Stock currently beneficially owned or thereafter acquired by such C&E Stockholder, and each Conversant Stockholders agreed, among other things, to vote all issued and outstanding Company Common Stock currently beneficially owned or thereafter acquired by such Conversant Stockholders (i) in favor of (A) the approval of the Merger and any other matters necessary or reasonably requested by Parent for the consummation of the Merger and the other transactions contemplated thereby and (B) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement, and (ii) against (A) any Competing Proposal, Alternative Acquisition Agreement or any of the transactions contemplated thereby, and (B) any action which would reasonably be expected to prevent, materially delay or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger, in each case, subject to the limitations set forth in the applicable Voting Agreement.

As of the date hereof, the Company Common Stock currently beneficially owned and subject to the C&E Voting Agreements represents, in the aggregate, approximately 6.7% of the outstanding shares of Company Common Stock, and the Company Common Stock currently beneficially owned and subject to the Conversant Voting Agreement represents, in the aggregate, approximately 10.3% of the outstanding shares of Company Common Stock.

Subject to certain exceptions, each Voting Agreement prohibits certain transfers by the Subject Stockholders of any of the shares of Company Common Stock subject to such Voting Agreement prior to the Stockholder Approval and certain other actions that would impair the ability of the Subject Stockholders to fulfill their respective obligations under their respective Voting Agreement. The Voting Agreements also contain non-solicitation covenants with respect to alternative transactions generally similar to those contained in the Merger Agreement with respect to the Company.

Each Voting Agreement terminates automatically on the earliest to occur of (i) the effective time of the Merger, (ii) the delivery of written notice by the Company to Parent of an Adverse Recommendation Change (as defined in the Merger Agreement) made in compliance with the Merger Agreement, (iii) certain amendments or waivers of the Merger Agreement without such Subject Stockholder’s prior consent, (iv) the termination of the Merger Agreement and (v) mutual written consent of the parties to such Voting Agreement.

The foregoing description of the Voting Agreements is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of, in the case of the C&E Voting Agreements, the form of voting agreement attached hereto as Exhibit 99.2 and incorporated herein by reference, and, in the case of the Conversant Voting Agreement, the Conversant Voting Agreement attached hereto as Exhibit 99.3 and incorporated herein by reference.

Additional Information and Where to Find It

This Current Report on Form 8-K relates to the proposed Merger involving the Company. In connection with the proposed Merger, the Company will file a proxy statement with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed Merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED MERGER THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement, the preliminary proxy statement and any other documents filed by the Company with the SEC (when available) may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://ir.indusrt.com/ or by contacting the Company’s Investor Relations by email at investor@indusrt.com.

Participants in the Solicitation

The Company and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s securities is set forth in the Company’s proxy statement on Schedule 14A for its 2022 annual meeting of stockholders, filed with the SEC on April 27, 2022, and subsequent documents filed with the SEC.

Additional information regarding the identity of participants in the solicitation of proxies, and a description of their direct or indirect interests in the proposed Merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed Merger when they become available.

Cautionary Statement Regarding Forward Looking Statements

Certain statements in this Current Report on Form 8-K regarding the proposed Merger involving the Company, including any statements regarding the expected timetable for completing the proposed Merger, benefits of the proposed Merger, future opportunities for the Company, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could”, “potential,” “continue,” “ongoing,” “upside,” and “increases,” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the stockholder approval required to consummate the proposed Merger and the timing of the closing of the proposed Merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed Merger would not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement, (iii) the risk that stockholder litigation in connection with the proposed Merger may affect the timing or occurrence of the proposed Merger or result in significant costs of defense, indemnification and liability, (iv) unanticipated difficulties or expenditures relating to the proposed Merger, the response of business partners and competitors to the announcement of the proposed Merger, potential difficulties with the Company’s ability to retain and hire key personnel and maintain relationships with tenants and other third parties as a result of the proposed Merger, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed Merger, (v) changes affecting the real estate industry and changes in financial markets, interest rates and foreign currency exchange rates, (vi) increased or unanticipated competition for the Company’s properties, (vii) risks associated with acquisitions, (viii) maintenance of real estate investment trust (“REIT”) status, (ix) availability of financing and capital, (x) changes in demand for developed properties, (xi) national, international, regional and local economic climates, and (xii) those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in its most recently filed reports on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, as updated by the Company’s subsequent periodic reports filed with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

2.1*	Agreement and Plan of Merger, dated as of February 22, 2023, by and among IR Parent, LLC, IR Merger Sub II, Inc. and INDUS Realty Trust, Inc.
99.1	Press Release, issued February 22, 2023.
99.2*	Form of C&E Voting and Support Agreement.
99.3*	Conversant Voting and Support Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUS REALTY TRUST, INC.

Dated: February 22, 2023

	By:	/s/ Jon W. Clark
Jon W. Clark
Executive Vice President and Chief Financial Officer